EX 99.28(d)(1)(vi)

Amendment to
Amended and Restated Investment Advisory
and Management Agreement
Between JNL Series Trust and
Jackson National Asset Management, LLC

This Amendment is made by and between JNL Series Trust, a Massachusetts business trust (“Trust”) and Jackson National Asset Management, LLC, a Michigan limited liability company (“Adviser”).

Whereas, the Trust and the Adviser entered into an Investment Advisory and Management Agreement effective as of the 31st day of January, 2001, and Amended and Restated effective as of the 28th day of February, 2012, and further Amended and Restated effective as of the 1st day of December, 2012 (“Agreement”), whereby the Adviser agreed to perform certain investment advisory services, on behalf of several separate series of shares (each a “Series”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 6. “Term of Agreement”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete Section 6. “Term of Agreement” in its entirety, and replace it with the following:

6.  Term of Agreement

This Agreement will become effective as to the Trust upon execution or, if later, the date that initial capital for the Trust is first provided to it and, unless sooner terminated as provided herein, will continue in full force and effect for two years from the date of its execution.  With regard to any Series added to the Trust by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution.  Thereafter, if not terminated as to a Series, this Agreement will continue as to each Series from year to year through June 30th of each successive year, provided that such continuation is specifically approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Series with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal.  Any approval of this Agreement or the renewal thereof with respect to a Series by the vote of a majority of the outstanding voting securities of that Series, or by the Trustees which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Series notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Series, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.  However, the addition or deletion of a Series reflecting changes that have been formally approved by resolution by the Board of Trustees will not require approval of an amendment to this Agreement by the Board of Trustees.

In Witness Whereof, the Adviser and the Trust have caused this Amendment to be executed as of June 26, 2013, effective as of May 30, 2013.

JNL Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO